UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	October 26, 2007
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

NexMed, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”), dated as of October 26, 2007, between the Company and Twin Rivers Associates LLC (the “Purchaser”). Pursuant to the Agreement, the Company issued to the Purchaser an 8% Senior Secured Note (the “Note”) in the principal amount of $3 million and a five-year immediately exercisable warrant (the “Warrant”) to purchase 350,000 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share, at an exercise price (the “Exercise Price”) of $1.52 per share, which is equal to 103% of the closing price of the Company’s Common Stock on the day immediately prior to October 26, 2007. Pursuant to the Warrant, if the Company does not prepay in full the principal amount of the Note by October 26, 2008, then the Purchaser will be able to purchase an additional 100,000 shares of the Common Stock at the same Exercise Price. The aggregate purchase price for the 8% Senior Secured Note and Warrant was $3 million. The Agreement also granted to the Purchaser a security interest in the two East Windsor, New Jersey properties owned by the Company.

The Note provides that principal and unpaid interest are due on June 30, 2009 (the “Maturity Date”). The Note also provides for interest at a rate of 8.0% per annum from October 26, 2007 payable (i) quarterly, commencing on January 1, 2008, (ii) on the Maturity Date, and (iii) on the payment or prepayment of any principal owing under the Note. The Company may prepay the note at any time upon 5 to 20 days’ prior written notice to the holder of the Note, without penalty.

The Company and the Purchaser also entered into a Registration Rights Agreement, pursuant to which the Company agreed to register for resale by the Purchaser the shares of Common Stock underlying the Warrants. The Company used a portion of the proceeds from this transaction to repay all of its obligations under a Securities Purchase Agreement between the Company and Metronome LPC 1, Inc., dated November 30, 2006.

ITEM 9.01.             FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

4.1 Form of Warrant

10.1 Form of Purchase Agreement

10.2 Form of Note

10.3 Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and
Chief Financial Officer

Date: October 31, 2007